UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8−K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 28, 2006

SOUTHERN UNION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-6407	75-0571592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5444 Westheimer Road Houston, Texas (Address of principal executive offices)	77056-5306 (Zip Code)

Registrant's telephone number, including area code: (713) 989-2000

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

མ࿠Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

མ࿠Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

མ࿠Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

མ࿠Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2006, the Compensation Committee of the Board of Directors of Southern Union Company (the “Company”) approved equity awards to certain officers of the Company pursuant to the Company’s Second Amended and Restated 2003 Stock and Incentive Plan (the “Plan”), including the following equity awards issued to a Named Executive Officer (based on the Company’s 2006 proxy statement) and the Company’s principal financial officer:

Name	Stock Appreciation Rights (# of Shares)	Cash Restricted Units (# of Shares)
Robert O. Bond	7482	23,753

Richard N. Marshall	6079	19,299

Each stock appreciation right “SAR” awarded will be settled only in shares of the Company’s common stock at an exercise price of $28.07 per share, which was equal to the closing price of the Company’s common stock on December 28, 2006 (the “Grant Date”). The SARs award vests in equal annual installments on the first, second and third anniversaries of the Grant Date, and terminates on the tenth anniversary of the Grant Date, unless earlier terminated in accordance with the Plan. Until Company common stock is issued in settlement of the SARs, the grantee will not be deemed for any purpose to be, or have rights as, a Company shareholder including receipt of dividend equivalents with respect to the SARs.

Each cash restricted unit award permits the holder to receive, on predetermined dates upon expiration of applicable restrictions, cash in an amount equal to a specified number of shares of the Company’s common stock valued at the closing price of the Company’s common stock on such dates. Restrictions on each award will expire in equal annual installments on the first, second and third anniversaries of the Grant Date, unless earlier terminated in accordance with the Plan.

Grants of SARs and cash restricted units were made pursuant to the Form of Long Term Incentive Award Agreement, which is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Form of Long Term Incentive Award Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN UNION COMPANY
(Registrant)

Date: January 3, 2007      /s/ Robert M. Kerrigan, III______
Name: Robert M. Kerrigan, III
Title: Vice President - Assistant
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Long Term Incentive Award Agreement.